UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2008

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Glenlake Parkway, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-418-7000

10B Glenlake Parkway, Suite 300, Atlanta, GA 30328
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2008, Newell Rubbermaid Inc. (the "Company") entered into a $400,000,000 Credit Agreement (the "Agreement") with Bank of America, N.A., as Administrative Agent, and JP Morgan Chase Bank, N.A., as Syndication Agent. Pursuant to the terms of the Agreement, the Company has requested and received an unsecured three-year term loan in the amount of $400,000,000 (the "Loan"). The Company is required to repay the outstanding principal amount of the Loan according to the following schedule: $50,000,000 on September 19, 2009; $100,000,000 million on September 19, 2010; and $250,000,000 on September 19, 2011, the maturity date. Borrowings under the Agreement will bear interest at a rate determined by the credit rating of the Company, which rate currently is LIBOR plus 137.5 basis points. The Agreement has covenants similar to those in the Company’s $750.0 million five-year syndicated revolving credit facility, including, among other things, the maintenance of interest coverage and total indebtedness to total capital ratios and a limitation on the amount of indebtedness subsidiaries may incur.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On September 18, 2008, the Company’s wholly owned and consolidated financing entity under its 2001 receivables facility with a financial institution extended the maturity of its $448.0 million floating rate note from September 2008 to September 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

September 19, 2008	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Senior Vice President, General Counsel and Corporate Secretary